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                                                                   EXHIBIT 10.2
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                                                                      B&M Draft
                                                                       04.26.01

                    AGREEMENT BETWEEN FINANCIAL INVESTORS

between

GS Capital Partners 2000, L.P. (USA)
GS Capital Partners 2000 Employee Fund, L.P. (USA)
GS Capital Partners 2000 Offshore, L.P. (Cayman Island)
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
Stone Street Fund 2000, L.P. (USA)
Bridge Street Special Opportunities Fund 2000, L.P.

                               - hereinafter collectively referred to as "GS" -

and

Allianz Capital Partners GmbH, Theresienstrasse 1 - 5, 80333 Munich

                                           - hereinafter referred to as "ACP" -

PREAMBLE

WHEREAS ACP and GS are Financial Investors and have agreed to jointly invest as equity sponsors in CORNELIA Vermogensverwaltungsgesellschaft mbH, a German limited liability company incorporated and existing under the laws of Germany ("INVESTOR NEWCO") pursuant to a shareholders' agreement dated December 31, 2000, notarial deed 162/2000 of the notary public Michael Steinbrecher, Frankfurt am Main, as amended from time to time ("SHAREHOLDERS' AGREEMENT").

WHEREAS Investor NewCo has entered into the Business Combination Agreement, dated December 30/31, 2000 (notarial deed G 680/2000 of the notary public Dr. Peter Gamon, Frankfurt am Main) as amended from time to time ("BCA"), under which it shall purchase all shares in Hoechst NewCo II AG which in turn shall hold 66 2/3% of the shares in Messer Griesheim GmbH ("MGG").

WHEREAS Allianz AG is the ultimate parent company of ACP and holds a substantial portion of the shares in Linde AG, a company which competes with MGG.

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WHEREAS ACP is therefore restricted under applicable antitrust law in the exercise of its shareholder rights directly or indirectly in MGG as long as Allianz AG continues to have such shareholding in Linde AG.

WHEREAS the Shareholders' Agreement provides for certain procedures for the sale or IPO of the shareholding of the Parties in Investor NewCo.

WHEREAS the Parties may syndicate a part of their investment to a third party financial investor ("THIRD PARTY INVESTOR").

NOW THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions contained herein, the Parties hereto agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

The following terms shall have the meanings as set forth below:

"ACP RESTRICTION PERIOD" means the period from date of this Agreement until the Expiry of the ACP Restriction Period during which ACP is restricted in exercising its shareholders' rights in Investor NewCo.

"EXPIRY OF THE ACP RESTRICTION PERIOD" means the date on which ACP is no longer subject to any restrictions on the exercise of its voting rights in Investor NewCo under applicable antitrust law.

"FINANCIAL INVESTORS" means collectively the Parties and the Third Party
Investor.

"GOVERNING BODY" means any shareholder committee, supervisory board, advisory board or shareholders' meeting or any of their sub-committees of Investor NewCo (except for the Shareholders' Meeting of Investor NewCo) or any of its subsidiaries.

"PARTIES" means collectively ACP and GS.

"PARTY" means individually ACP and GS.

All other capitalized terms shall have the same meaning as defined in the BCA or in the Shareholders' Agreement, unless otherwise specified.

ARTICLE 2 - APPOINTMENT AND APPOINTEES OF GOVERNING BODIES



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2.1      During the ACP Restriction Period, GS shall appoint all 3 members of each of the Governing Bodies (as more specifically provided for in the Shareholders' Agreement) to be appointed by the Financial Investors under the Shareholders' Agreement, provided that only 2 members shall be employees of or otherwise affiliated with GS. None of such members shall be an employee of or otherwise affiliated with Allianz AG or its affiliates (within the meaning of Sec. 15 seq. of the German Stock Corporation Act). All three members shall exercise jointly their votes as members of the shareholders' committee of Investor NewCo.

2.2 Upon the Expiry of the ACP Restriction Period, ACP shall have the right to appoint 2 members and GS shall have the right to appoint 1 member of each of the Governing Bodies. The Parties shall make such appointments after mutual consultation. ACP may exercise this right hereunder immediately after the Expiry of the ACP Restriction Period and after receipt of any EU clearance, if necessary. GS and the Third Party Investor shall cooperate and do everything necessary to procure these appointments without delay.

ARTICLE 3 - [Intentionally left blank]

ARTICLE 4 - EXIT

4.1      [Intentionally left blank]

4.2      TRANSFER OF SHARES

         Each Financial Investor shall transfer shares in Investor NewCo only in compliance with (i) all applicable agreements between the Parties, in particular with the Shareholders' Agreement, and (ii) in compliance with all provisions of the agreements relating to the financing of Investor NewCo or any of its affiliates (within the meaning of Sec. 15 seq. German Stock Corporation Act), in particular the Finance Documents, the Mezzanine Finance Documents, the Exchange Note Documents and the High Yield Documents (as such terms are defined in the Senior Credit Agreement to be entered into between, among others, Investor NewCo and Goldman Sachs International as Global Co-ordinator, and Goldman Sachs International, Bayerische Hypo- und Vereinsbank AG, J.P. Morgan PLC and The Royal Bank of Scotland plc as Joint Lead
         Arrangers), hereinafter referred to as the "FINANCING AGREEMENTS". For the avoidance of doubt it is clarified that any permission to transfer shares in Investor NewCo under



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         the Financing Agreements shall not be deemed a permission to transfer shares in Investor NewCo under this Agreement.

4.3      [Intentionally left blank]

4.4      [Intentionally left blank]

4.5      DRAG ALONG

         At any time after September 30, 2004, either ACP or GS, subject to the limitations set forth in the following paragraph, can require that the Financial Investors jointly sell their shares in Investor NewCo upon the same terms and conditions as apply to the Party imposing such requirement (provided that in no event can the other party be required to become subject to a non-compete covenant), subject to satisfaction of each of the following conditions:

         (i) the sale of such shares occurs in compliance with the Shareholders' Agreement (in particular Sec. 22 and 23) and the Articles of Association of Investor NewCo, provided that each Party hereby waives for the purposes of such sale its right to be offered the shares of the other Party under Sec. 22 subsec. 2 of the Shareholders' Agreement; and

         (ii) the proceeds of such sale result for the Party on which such requirement is imposed in an internal rate of return (calculated in accordance with Sec. 25 subsec. 3 of the Shareholders' Agreement but in all events without taking into account any tax on income or capital gains and treating any withholding tax on distributions to such party as if they were not withheld) of more than 30% p.a.; and

         (iii) such sale relates to all of the shares of the Financial Investors; and

         (iv) the purchase price for the sale of the shares shall not be less than the medium between the valuations found by two reputable international investment banks (one of which shall be selected by ACP and one of which shall be selected by GS) (fairness opinions); and

         (v) if reasonably requested by GS or ACP (in which case the Parties shall consider waiving the requirement to obtain one or both of the fairness opinions under (iv) above), a competitive or structured solicitation of bids will be conducted by an investment bank mutually agreed upon between the Parties, with a view towards determining or confirming the market value of the shares.



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         Notwithstanding the foregoing, GS shall not be entitled to require a joint sale of the shares of Investor NewCo as provided in this Section
         4.5 until after November 1, 2005.

         In the event that the realization by the Financial Investors of their interest in Investor NewCo is sought to be achieved, at the initiative of either Party, through a sale of all or substantially all of the assets of Investor NewCo and its direct or indirect subsidiaries (taken as a whole) or any similar transactions or series of transactions effected at the level at or below Investor NewCo, the requirements set forth in (i)-(v) above shall apply to such transactions, mutatis mutandis.

         For the avoidance of doubt, this clause does not apply in the event of an IPO in which less than 75% of the shares are sold.

4.6      EXERCISE OF RIGHTS UNDER THE SHAREHOLDERS' AGREEMENT

         The Shareholders' Agreement extends certain exit rights to the Financial Investors individually as parties to the Shareholders' Agreement or jointly as financial investors. The Parties agree that they will use reasonable best efforts to exercise such rights only after mutual consultation. In addition, the Financial Investors agree to exercise certain of such rights only as follows:

         4.6.1    RIGHT TO INITIATE A SALE

                  (a) ACP and, subject to the provisions of Section 4.6.1(b) below, GS shall be free to exercise their rights under Sec. 22.2 of the Shareholders' Agreement individually, provided, however, (i) that the purchaser agrees to be bound by the terms of this Agreement and assumes as a joint and several debtor the obligations of the selling Financial Investor under this Agreement and the Shareholders' Agreement, (but none of the rights) and (ii) that such sale does not trigger a Change of Control under the Financing Agreements, and (iii) if and to the extent that the other Financial Investor does not exercise its right to co-sell, the amount of shares sold shall be limited so as not to preclude the other Financial Investor from selling at a later time an equal amount of shares (in which sale the Financial Investor selling shares in the first place shall not have a right to co-sell) without triggering a Change of Control under the Financing Agreements, except that such limitation shall not apply in the event that the Financing Banks have waived such potential Change of Control or have allowed the purchaser in such sale to be substituted for GS in the definition of a Change of Control included in the Financing Agreements.



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                          The requirements in clauses (i), (ii) and (iii) do not
                          apply to the transaction contemplated by clause 4.5.

                  (b) Until the earlier of the Expiry of the ACP Restriction Period and September 30, 2005, GS shall not exercise its right to initiate a sale under Sec. 22.2 of the Shareholders' Agreement, unless (i) after giving effect to such sale GS continues to beneficially own at least 16% of the shares of Investor NewCo then outstanding and (ii) the level of control that GS and its appointees to the Governing Bodies have with respect to Investor NewCo is not diminished in any material respect as a result of or in connection with such sale and no agreement or understanding between GS and the purchaser shall affect the independence of GS in taking decisions in the Shareholders' Meeting of Investor NewCo or of its appointees in the Governing Bodies.

         4.6.2    RIGHT TO DRAG ALONG MIG

                  The Financial Investors agree that they will support each other in exercising the rights extended to the Financial Investors as group to drag along MIG upon the request of the Financial Investors (Sec. 28.1 of the Shareholders' Agreement), if such Financial Investor is entitled to drag along the other Financial Investor under Sec. 4.5. If the requirements under Sec. 4.5 above are not met, the Financial Investors can only exercise this right under Sec. 28.1 of the Shareholders' Agreement as mutually agreed.

         4.6.3    COOPERATION

                  The Parties agree that they cooperate and use their influence to cause Investor NewCo to take appropriate actions, including the providing of the necessary information, to enable each Party to make an informed decision on the rights referred in Sec. 4.5 and 4.6 above and Sec. 4.7 below.

4.7      IPO

         From and after June 30, 2003, ACP shall have the right, and from and after September 30, 2005, ACP and GS shall each have the right to require that the other Financial Investors join with it in its demand to initiate an IPO under Sec. 20 subsec. 1 of the Shareholders' Agreement. In all events ACP and GS shall reasonably consult with each other prior to requesting an IPO.


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         The Parties shall support each other if either of the Parties requests a secondary offering under Sec. 20.5 of the Shareholders' Agreement. As between the Parties, each of the Parties shall have the right to sell a pro rata amount of their existing shareholding in Investor NewCo pursuant to any such secondary offering.

4.8      INVESTOR NEWCO AS KGaA

         All exit rights granted hereunder shall extend mutatis mutandis to the shares in Investor NewCo as well as to the shares in its general partner.

4.9      CLARIFICATION

         For the avoidance of doubt it is clarified that Sec. 4.2 above shall apply to all rights and transfers provided for herein.

ARTICLE 5 - EXERCISE OF VOTING RIGHTS

5.1 Except as otherwise provided below, after the Expiry of the ACP Restriction Period the Financial Investors shall pool their votes in the Shareholders' Meeting of Investor NewCo, and in addition thereto to the extent legally permissible, the votes of their appointees in the Governing Bodies. They will consult with each other sufficiently prior to any Shareholders' Meeting of Investor NewCo or meeting of the Governing Bodies to find a common position on the actions and resolutions to be considered. Should the Financial Investors fail to agree on the joint exercise of their voting rights on a particular subject matter, the Financial Investors shall exercise their voting rights and shall instruct their appointees to the Governing Bodies to exercise their voting rights in accordance with the suggestions made by ACP.

5.2 The provisions of Sec. 5.1 above shall not apply to any actions and resolutions which require a 75% or higher majority vote or approval of the applicable Governing Body after giving effect of the provisions of the Shareholders' Agreement. This Sec. 5.2 does not apply to actions and resolutions as to which Sec. 5.3 (5) below applies, irrespective of the threshhold set forth in Sec. 5.3 (5) below. The provision in Sec.
         14.2 sentence 2 of the Shareholders' Agreement shall remain unaffected.

5.3 Notwithstanding Sec. 5.1 above, the Financial Investors agree that, after the Expiry of the Restriction Period, the Financial Investors shall mutually agree in advance on their common position with respect to any action, approval, authorization or decision taken by or submitted to the


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         Shareholders' Meeting of Investor NewCo or to any of the Governing
         Bodies regarding any of the following matters:

         (1) any removal, replacement or appointment of any individual as the Chief Executive Officer of MGG or the Chief Financial Officer of MGG;

         (2) the exercise or discharge by Investor NewCo, MGG or any Messer Group Company of any right or obligation under, or the waiver or amendment of any provision of, any of Sections 4.22, 4.23, 4.24, 4.26 or 6.16 of the BCA (or any relevant definitions contained in Sec. 1 of the BCA), and any other actions or decisions by or on behalf of Investor NewCo, MGG or any Messer Group Company relating to any of the matters referred to in such Sections of the BCA;

         (3) any actions or decisions by Investor NewCo, MGG or any Messer Group Company under or relating to the MGG Compliance Program (as defined in the BCA);

         (4) any actions, transactions or decisions by Investor NewCo, MGG or any Messer Group Company which could reasonably be expected to involve the engagement by any of such entities, including without limitation through any acquisition or investment, in any Undesired Business Activities (as defined in the BCA) or any activities which, due to legal or regulatory developments subsequent to the date hereof, GS reasonably requests be treated as Undesired Business Activities;

         (5) any acquisition of or investment in any asset, entity or business (other than an existing Messer Group Company) by Investor NewCo, MGG or any Messer Group Company for consideration (including the direct or indirect assumption of liabilities) in excess of Euro 100,000,000.

         Should the Financial Investors fail to agree on a common position on a particular action or resolution relating to any of the matters described in this Sec. 5.3(1)-(5), they shall vote their shares and cause their appointees on the Governing Bodies to vote against such particular action or resolution.

5.4 Subject to compliance with the last paragraph of Section 4.5, if ACP proposes adoption of a resolution under Sec. 16 subsec. 2 (e) of the Shareholders' Agreement (sale of shares in MGG), GS agrees to vote


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         in favor of such resolution, regardless of whether prior or after the
         Expiry of the ACP Restriction Period.

ARTICLES 6 - SYNDICATION

The Parties agree that they intend to syndicate shares in Investor NewCo subject to the limitations of the Shareholders' Agreement and the Equity Commitment Letter. The Parties shall mutually agree on the terms and conditions of such syndication. In the event of any such syndication, the Parties shall transfer to one or more third party investor(s) an equal amount of shares (as between ACP and GS). The Financial Investors agree that they will negotiate with the third party investors along the following lines:

(i)      third party investor has no right to initiate a sale or an IPO,

(ii)     third party investor can be dragged by ACP and GS if they sell jointly,

(iii) third party investor shall have a tag-along right if one of the Financial Investors sells its shares in Investor NewCo in accordance with the Shareholders' Agreement,

(iv) third party investor shall pool any voting rights, and the votes of any appointees, if any, to the Governing Bodies with and subject such voting to the lead of GS during the ACP Restriction Period and thereafter of ACP.

The Parties agree that any third party investor shall only acquire shares in Investor NewCo upon substantially the same overall economic terms as apply to the investments of and commitments of GS and ACP to or with respect to Investor NewCo.

ARTICLE 7 - FEES

7.1 The advisory fees of unrelated parties (law firms, CPAs, environmental, etc.) resulting from the transaction described in the preamble of the Shareholders' Agreement shall be borne by Investor NewCo or, to the extent legally possible, by MGG.

7.2 The advisory fee of Goldman Sachs International charged to MIG resulting from the transaction described in the preamble of the Shareholders' Agreement shall be borne by MGG.


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7.3      If any of ACP or GS wants to charge a fee for their transaction services rendered to Investor NewCo in the context of the transactions contemplated by the BCA such fee shall be mutually agreed between the Parties. Such fees shall be borne by Investor NewCo.

ARTICLE 8 - TRANSACTIONS WITH AFFILIATES

GS agrees that prior to the Expiry of the ACP Restriction Period, in the event that any transaction, agreement or engagement between Investor NewCo or any MGG Group Company and any affiliate of GS (other than Investor NewCo or any MGG Group Company) is to be voted upon by any Governing Body, GS shall inform ACP in advance of such vote and of the matter to be voted upon.

ARTICLE 9 - MISCELLANEOUS

9.1      AMENDMENT

         This Agreement shall not be terminated, modified or amended unless in writing, notarized by law if required and agreed to by all Parties affected thereby.

9.2      NOTICES

         Any notices to be given by any party pursuant to this Agreement shall be in writing and shall be sufficiently served if sent by prepaid post or courier, or by facsimile transmission or by e-mail and shall be deemed to be given when received in legible form and shall be sent to the addressees set forth on page 1 of this Agreement or to such other address for the attention of such other person as may from time to time be notified by any party to the other parties by written notice in accordance with the provisions of this Section. If requested the recipient of any notice shall promptly confirm its receipt upon such receipt.

9.3      BINDING EFFECT

         This Agreement supersedes all prior negotiations, statements and agreements of the Parties hereto with respect to the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto. The Letter Agreement of December 30, 2000 is replaced by this Agreement.


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9.4      [Intentionally left blank]

9.5      HEADINGS

         The headings of the various articles and sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

9.6      GOVERNING LAW AND VENUE

         This Agreement is established under and shall be read and construed in accordance with the laws of the Federal Republic of Germany with exclusive venue at Frankfurt am Main. All service of process can be made to and all notices to shall be deemed received by GS if received by Hengeler Mueller Weitzel Wirtz, Frankfurt am Main, attention Dr. Achim Herfs.

9.7      SEVERABILITY

         The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.


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         Above deed was read aloud to the appeared in presence of the Deputy
         Notary, approved by them and signed by them and the Deputy Notary in their own hand as follows:


         /s/ [SIGNATURE]                                       /s/ [SIGNATURE]


                                   /s/ [SIGNATURE]